Exhibit 99.2

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 ext 2553 nigney@shipwreck.net

Odyssey Marine Exploration’s Ship Inspection Completed

The Research Vessel Odyssey Explorer Will Depart Spanish Port after Judge Issues Relevant Order

Tampa, FL – October 18, 2007 – The inspection of Odyssey Marine Exploration, Inc.’s (NASDAQ:OMEX) recovery vessel, the Odyssey Explorer, was completed today. Spanish authorities have notified the Company that it is free to depart after the Master gives a statement and the Judge issues the relevant order.

The ship had been stopped Tuesday morning in international waters by the Spanish Navy and Guardia Civil and compelled under the force of arms to proceed into Algeciras, Spain, reportedly for court-ordered inspection. The Master of the vessel, a U.S. Citizen was temporarily taken into custody for allegedly failing to obey the court’s order, but released the following morning.

Once in port, the Spanish authorities boarded the ship and proceeded with a rigorous inspection of the vessel.

“We were informed this morning that the inspection of the vessel was complete and we understand that we will be free to leave after the Master gives a voluntary statement tomorrow morning and the Judge issues the relevant order.” stated Greg Stemm, Odyssey Co-Chairman and Co-Founder. “Our crew was treated courteously and the inspection was handled professionally by the Guardia Civil.”

According to the Spanish media, the inspection was apparently ordered by a judge in the Court of La Linea de la Concepcion (Cadiz) based on the assumption that the “Black Swan” recovery was conducted illegally in Spanish territorial waters, which had been reported erroneously in the media. Odyssey has repeatedly stated that the “Black Swan” recovery was conducted in the Atlantic Ocean outside of any country’s territorial waters or contiguous zone.

“We are sure that the Spanish Government is now well aware that the “Black Swan” was not in Spanish waters and that the disposition of the coins is now subject to US Federal court jurisdiction, so we’re not sure what the inspection of the Explorer was meant to accomplish,” commented Stemm.

Odyssey provided a 109-page legal affidavit to authorities in the Spanish Federal government, the Junta de Andalucia, the United Kingdom, Gibraltar, and the United States detailing Odyssey’s activities leading up to, and after, the announcement of the “Black Swan” discovery. This document (which covered nine years of communications and meetings between Odyssey, the Junta of Andalucia and the governments of the United States, the United Kingdom and Spain) was provided in order to address questions posed by the Spanish regarding Odyssey’s activities and to reassure all concerned governments and officials that Odyssey has always acted legally and with full transparency in relation to the “Black Swan” project and in all other shipwreck exploration activities.

About the “Black Swan”

In May 2007, Odyssey announced the discovery and recovery of more than 500,000 silver coins weighing more than 17 tons, hundreds of gold coins, worked gold and other artifacts from a site in the Atlantic Ocean code-named “Black Swan.” Based on the archaeological research and analysis of the artifacts recovered to date, the Company has not yet been able to confirm the identity of the site.

The Company also reiterated the following information about the “Black Swan”:

•	The recovery was conducted in conformity with Salvage Law and the Law of the Sea Convention, beyond the territorial waters or legal jurisdiction of any country.

•	The work accomplished to date on this site has diligently followed archaeological protocols using advanced robotic technology.

•	All recovered items have been legally imported into the United States and placed in a secure, undisclosed location where they are undergoing conservation and documentation.

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While there have been numerous estimates of the potential retail value of the coins from the “Black Swan” site made in the media, the Company has not made any public estimates. The retail pricing on the coins will only take place once all the coins are conserved and evaluated by numismatists, and as with any other retail product, the net profit from the sale of the coins will be significantly less than the retail value after deducting taxes, marketing, conservation and other costs of sales.

The Kingdom of Spain has filed notices in three pending court cases in which Odyssey has filed Warrants of Arrest stating that the Spanish government does not intend to give up rights on any Spanish property which might be on the sites.

In Odyssey’s press release of May 21, 2007 the Company anticipated such an action from possible claimants and addressed the issue as follows:

“If we are able to confirm that some other entity has a legitimate legal claim to this shipwreck when - and if - the identity is confirmed, we intend to provide legal notice to any and all potential claimants. Even if another entity is able to prove that it has an ownership interest in the shipwreck and/or cargo and that they had not legally abandoned the shipwreck, Odyssey would apply for a salvage award from the Admiralty Court.

In cases such as this, salvors are typically awarded up to 90% of the recovery. We do believe that most shipwrecks that we recover, including the “Black Swan”, will likely result in claims by other parties. Many will be spurious claims, but we anticipate that there might be some legitimate ones as well. In the case of the “Black Swan”, it is the opinion of our legal counsel that even if a claim is deemed to be legitimate by the courts, Odyssey should still receive title to a significant majority of the recovered goods.”

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently opened at the Tampa Museum of Science and Industry. For details on the Company’s activities and commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.